UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (          )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

YOUR VOTE IS IMPORTANT
PLEASE SUBMIT YOUR PROXY TODAY
October 13, 2009
Dear Fellow Shareholder:
     We have previously mailed to you proxy materials in connection with the Annual Meeting of Shareholders of Energy Inc. (formerly Energy West, Incorporated) (“EGAS”) to be held on November 13, 2009. Your vote is important and your participation is requested at this important meeting.
     As you may know, we entered into two related mergers agreements (1) to acquire Lightning Pipeline Co., Inc., Great Plains Natural Gas Company and Brainard Gas Corp., and (2) to acquire Great Plains Land Development Company, LTD. (collectively, the Companies). The Companies, through their subsidiaries, are natural gas utility companies with approximately 22,581 customers in Northeastern Ohio and Western Pennsylvania. This acquisition would result in an increase in our customer base by more than 50%. In the mergers, we will issue up to 1,998,830 shares of our common stock in exchange for all of the capital stock and membership units of the Companies. This would represent approximately 31.5% of our outstanding shares upon the closing of the mergers. The Companies are primarily owned by Richard M. Osborne, our chief executive officer and chairman of the board. Mr. Osborne currently owns 21.2% of our outstanding shares and will own approximately 43.3% after completion of the mergers assuming the maximum number of shares (1,998,830) is issued as merger consideration. Our other existing shareholders will continue to own the same number of shares as before the mergers. Prior to the consummation of the mergers, the shareholders of Energy, Inc., excluding Mr. Osborne, own approximately 78.8% of the outstanding shares of our common stock and will own 56.7% after the mergers assuming that the maximum number of shares is issued.
     Our board of directors formed a special committee of independent directors to review the proposed transaction with the Companies. The special committee retained its own legal counsel, obtained valuation advice and a fairness opinion from an independent investment bank, and negotiated the terms of the transaction. On the special committee’s recommendation, our board of directors determined that the terms of the transaction, and the mergers, are fair to our shareholders (other than those who are shareholders of the Companies). Our board believes that the acquisition of the Companies will create valuable synergies and scale that will benefit all shareholders and recommends that you vote FOR the proposal.
     The proposal to approve the issuance of the shares of our common stock as merger consideration in connection with the mergers requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Your vote is very important. Please submit your important vote as promptly as possible (1) by telephone, (2) through the Internet, or (3) by marking, signing, and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid return envelope provided. If you have previously returned your proxy, please accept our thanks and disregard this request.
     Thank you for your cooperation, continued support and prompt response.

Sincerely,
/s/ Kevin J. Degenstein
Kevin J. Degenstein
President and Chief Operating Officer

3 Easy Ways To Vote
     Help your Company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:
1.	Vote by Telephone. Call the toll-free number listed for this purpose on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

2.	Vote by Internet. Go to the website listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3.	Vote by Mail. Mark, sign, and date your proxy card or voting instruction form and return it in the postage-paid return envelope provided.
Please Act Today

YOUR VOTE IS IMPORTANT
Please help your Company save additional solicitation costs by marking, signing, dating and returning your enclosed proxy card or voting instruction form today. Please do so for each account you maintain. Internet and telephone voting are also available. Please refer to your proxy card or voting instruction form for instructions. If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting Energy Inc., toll-free at 1-888-644-5854.